Exhibit 99.1

BEARD ENERGY TRANSITION ACQUISITION CORP. ANNOUNCES CANCELLATION OF SPECIAL MEETING OF STOCKHOLDERS

NEW YORK, January 31, 2023 – Beard Energy Transition Acquisition Corp. (NYSE: BRD, BRD.U, BRD.WS) (“BRD” or the “Company”) announced today the cancellation of its special meeting of stockholders (the “Special Meeting”) originally scheduled for February 1, 2023, and to withdraw from consideration by the stockholders of BRD the proposals set forth in BRD’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on January 11, 2023 (the “Definitive Proxy Statement”). As a result of the cancellation of the Special Meeting, the Company will not complete any redemption of shares of BRD Class A common stock previously elected by BRD’s stockholders. Any shares of BRD Class A common stock already submitted for redemption will be returned to stockholders promptly. BRD intends to continue to seek a target for its initial business combination prior to BRD’s scheduled termination date on May 29, 2023 (or August 29, 2023, if BRD chooses to exercise its option to extend the period of time to consummate a business combination by an additional three months).

About Beard Energy Transition Acquisition Corp.

BRD is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. The Company’s efforts to identify a prospective target business will not be limited to a particular industry, although it intends to target high growth businesses focused on enhancing electric power grid reliability and resiliency through the energy transition infrastructure buildout.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, uncertainties relating to our ability to complete our initial business combination and those set forth in the “Risk Factors” section in the Definitive Proxy Statement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, and our Quarterly Reports on Form 10-Q filed with the SEC on May 5, 2022, August 5, 2022, and November 7, 2022, and in other reports we file with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor or Media Contact:

Beard Energy Transition Acquisition Corp.

595 Madison Avenue

29th Floor

New York, NY 10022

info@beardacq.com